Exhibit 99.1

COMMUNITY BANCORP INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS:
Cash and cash equivalents	$19,098	$17,107
Interest bearing deposits in financial institutions	698	430
Federal funds sold	5,325	20,645
Investments:
Held-to-maturity at amortized cost; pledged $1,195 (2006) and $1,483 (2005), estimated fair value of $6,890 (2006) and $6,600 (2005)	7,039	6,753
Available-for-sale, at estimated fair value; pledged $12,083 (2006) and $19,342 (2005)	42,378	49,660
Federal Reserve Bank & Federal Home Loan Bank stock, at cost	6,193	4,866
Loans held for investment, net	574,575	582,745
Less allowance for loan losses	(9,669)	(9,773)
Net loans held for investment	564,906	572,972
Loans held for sale, net	153,277	154,327
Premises and equipment, net	6,399	6,971
Other real estate owned and repossessed assets	228	68
Investments in real estate partnership	1,282	—
Affordable housing investments	2,309	2,395
Accrued interest	4,304	3,822
Income tax receivable	1,447	563
Deferred tax asset, net	5,603	6,167
Servicing assets, net	3,673	3,833
Interest-only strips, at fair value	2,317	2,622
Other assets	8,289	9,908
Goodwill and other intangibles	45,331	45,441
Total assets	$880,096	$908,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Interest bearing	$499,798	$545,517
Non-interest bearing	172,098	164,956
Total deposits	671,896	710,473
Short-term borrowing	53,540	52,290
Long-term debt	36,250	37,203
Accrued expenses and other liabilities	9,035	12,326
Total liabilities	770,721	812,292

Commitments and Contingencies (Note 9)
Stockholders’ equity
Common stock, $0.625 par value; authorized 10,000,000 shares, issued and outstanding; 6,193,637 at September 30, 2006 and 5,939,397 (including 11,670 restricted stock awarded) at December 31, 2005	3,871	3,705
Additional paid-in capital	66,333	61,696
Deferred compensation - restricted stock	—	(85)
Accumulated other comprehensive loss, net of taxes of $256 (2006) and $280 (2005)	(353)	(386)
Retained earnings	39,524	31,328
Total stockholders’ equity	109,375	96,258

Total liabilities and stockholders’ equity	$880,096	$908,550

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Interest Income:
Interest on loans	$17,497	$14,231	$50,485	$36,040
Interest on federal funds sold	22	59	75	208
Interest on other investments	713	573	2,196	1,378
Total interest income	18,232	14,863	52,756	37,626

Interest Expense:
Deposits	3,990	3,141	11,335	7,011
Short term borrowing	754	189	1,756	576
Long term debt	695	472	2,027	1,077
Total interest expense	5,439	3,802	15,118	8,664

Net interest income before provision for loan losses	12,793	11,061	37,638	28,962

Provision for loan losses	—	430	—	1,161

Net interest income after provision for loan losses	12,793	10,631	37,638	27,801

Other operating income:
Net gain on sale of loans	1,383	1,533	4,502	5,240
Loan servicing fees, net	18	221	93	700
Customer service charges	282	295	881	793
(Loss) gain on sale of repossessed assets	(22)	—	(22)	157
Loss on interest rate swap termination	—	—	(908)	—
Other income	212	418	1,069	881
Total other operating income	1,873	2,467	5,615	7,771

Other operating expenses:
Salaries and employee benefits	4,719	4,393	15,027	11,981
Occupancy	656	574	2,006	1,695
Professional services	279	512	1,185	1,505
Depreciation and amortization	327	326	1,026	957
Data processing	310	226	866	672
Office expenses	243	217	797	644
Other expenses	1,401	1,188	4,733	3,544
Total other operating expenses	7,935	7,436	25,640	20,998

Income before income tax provision	6,731	5,662	17,613	14,574

Income tax provision	2,699	2,278	7,130	5,820

Net income	4,032	3,384	10,483	8,754
Other comprehensive income (loss) - unrealized gain (loss) on available for sale securities, net of income tax benefit (expense) of $261, $(126), $24 and $(203)	360	(119)	33	(246)
Comprehensive income	$4,392	$3,265	$10,516	$8,508
Basic earnings per share	$0.66	$0.61	$1.73	$1.63
Diluted earnings per share	$0.63	$0.58	$1.66	$1.54
Average shares outstanding for basic earnings per share	6,154,594	5,575,725	6,057,803	5,358,627
Average shares outstanding for diluted earnings per share	6,352,577	5,880,850	6,309,345	5,669,122

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANCORP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(dollars in thousands)

	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income	$10,483	$8,754
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,026	957
Provision for loan losses	—	1,161
Stock option expense	194	—
Net amortization of premiums on investment securities	148	724
Amortization of affordable housing investments	201	229
Amortization of core deposit intangibles	445	199
Amortization of deferred compensation - restricted stock	88	121
Loan origination fees net of loan origination costs deferred	(425)	147
Gain on sale of loans held for sale	(4,573)	(5,093)
Loss (gain) on sale of repossessed assets	22	(157)
Deferred income tax provision (benefit)	541	(1,000)
Capitalization of interest-only strips	(306)	(681)
Amortization of interest-only strips	207	78
Change in unrealized loss on interest-only strips	404	166
Capitalization of servicing asset	(867)	(934)
Amortization of servicing asset	356	420
Impairment in valuation allowance for servicing asset	671	19
Loss on disposal of premises and equipment	13	38
Unrealized loss on interest rate swap agreement	297	15
Unrealized hedging gain on long term debt	(297)	(15)
Realized loss on termination of interest rate swap agreement	908	—
Gain on affordable housing investments	(89)	—
Gain on sale of other assets	(207)	—
Origination of loans held for sale	(79,583)	(115,747)
Proceeds from sale of loans held for sale	70,441	78,670
Increase in income tax receivable	(884)	(98)
Increase (decrease) in income tax payable	39	(319)
Decrease (increase) in accrued interest and other assets	1,346	(1,960)
(Decrease) increase in accrued expenses and other liabilities	(2,910)	1,201
Net cash used in operating activities	(2,311)	(33,105)
Cash flows from investing activities:
Origination of loans held for investment	(280,630)	(263,896)
Proceeds from principal paid on loans held for investment	303,209	191,275
Net change in interest bearing deposits in financial institutions	(268)	1,108
Purchases of investments held-to-maturity	(972)	(4,091)
Maturities of investments held-to-maturity	656	1,273
Purchases of available-for-sale investments	—	(19,913)
Maturities of available-for-sale investments	7,223	7,027
Purchases of Federal Reserve & Federal Home Loan Bank stocks	(1,327)	(1,300)
Cash paid for termination of interest rate swap agreement	(900)	—
Cash paid for acquisitions	(125)	(14,527)
Cash obtained from acquisitions	—	40,524
Paydown of debt acquired through foreclosure	—	(729)
Proceeds from sale of repossessed assets	165	1,788
Purchase of affordable housing investments	(1,645)	(122)
Purchases of premises and equipment	(486)	(1,089)
Proceeds from sale of premises and equipment	19	—
Decrease in restricted cash	323	—
Net decrease in federal funds sold	15,320	6,475
Net cash provided by (used in) investing activities	40,562	(56,197)

The accompanying notes are an integral part of these financial statements.          (continued)

COMMUNITY BANCORP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(dollars in thousands)

	2006	2005
	(unaudited)
Cash flows from financing activities:
Net (decrease) increase in deposits:
Interest bearing	$(45,719)	$44,882
Non-interest bearing	7,140	27,186
Proceeds from exercise of stock options	2,310	887
Excess tax benefits from exercise of stock options	2,296	—
Cash dividends paid	(2,287)	(1,645)
Issuance of long-term debt	—	20,000
Net change in short-term borrowings	—	2,000
Net cash (used in) provided by financing activities	(36,260)	93,310

Net increase in cash and cash equivalents	1,991	4,008

Cash and cash equivalents at beginning of period	17,107	14,842

Cash and cash equivalents at end of period	$19,098	$18,850

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest on time deposits	$11,601	$6,075
Interest on other borrowings	4,045	1,881
Total interest paid	$15,646	$7,956

Income Taxes	$5,431	$5,524

Supplemental disclosure of non-cash investing activities:
Debt acquired on repossessed assets	$—	$729

Other repossessed asssets acquired in foreclosure	$347	$1,699

Loans held for sale transferred to held for investment	$19,307	$—

Consolidation of affordable housing investments	$1,530	$—

Debt transferred from long-term to short-term	$1,250	$—

Restricted stock grants	$3	$377

Tax benefit from options exercised	$—	$241

Assets acquired from acquisitions	$(337)	$(125,175)

Liabilities acquired from acquisitions	$127	$116,015

Supplemental disclosure of non-cash financing activities:
Change in unrealized loss on available-for-sale securities net of income tax benefit (expense) of $24 and $(203) recorded in other comprehensive income (loss)	$34	$(246)

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
SEPTEMBER 30, 2006 (UNAUDITED)

1.  Basis of Presentation:

The accompanying unaudited consolidated financial statements have been prepared by Community Bancorp, Inc. pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The interim financials include the accounts of Community Bancorp Inc. and its wholly-owned subsidiary Community National Bank (the “Bank”), and the Bank’s consolidated subsidiary Midland Corporate Tax Credit XVIII Limited Partnership (“Midland”), (collectively, the “Company”) as consolidated with the elimination of all intercompany transactions.

The Company invests in three wholly-owned special purpose entities: Community (CA) Capital Trust I (“Trust I”), Community (CA) Capital Statutory Trust II (“Trust II”) and Community (CA) Capital Statutory Trust III (“Trust III”), (collectively, the “Trusts”).  Net earnings of the Trusts are recognized in the Bancorp’s statement of income, pursuant to Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.

The preparation of these unaudited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the end of the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of loan servicing rights, interest-only strips and the allowance for loan losses. Operating results for the period ended September 30, 2006, are not necessarily indicative of the results that may be expected in subsequent quarters in or for the full year ending December 31, 2006.

In the opinion of management, the unaudited consolidated financial statements contain all adjustments, including normal recurring adjustments and accruals necessary to present fairly the financial position of the Company for the interim period ended September 30, 2006.  These financial statements do not include all of the disclosures required by generally accepted accounting principles and have been condensed or omitted pursuant to such SEC rules and regulations and, accordingly, should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Certain prior year amounts, including loan composition information, have been reclassified to conform to the current period’s presentation.  The reclasses did not affect the Company’s financial condition or results of operations.

2.  Merger-related Activity

First Community Bancorp Merger.  On October 26, 2006, First Community Bancorp (Nasdaq: FCBP) (“First Community”) acquired the Company.  First Community issued 4,677,908 shares of First Community common stock to the Company’s shareholders and caused the Company to pay $6.1 million in cash for all outstanding options to purchase the Company’s common stock.  The aggregate deal value for financial reporting purposes was approximately $268.7 million.  At the time of the acquisition, the Company was merged with and into First Community and the Bank was merged with and into First National Bank, a San Diego based wholly-owned subsidiary of First Community. First National Bank was then merged with and into Pacific Western Bank, another wholly-owned subsidiary of First Community, on October 26, 2006.

Rancho Bernardo Community Bank Merger.  Pursuant to the Agreement to Merge and Plan of Reorganization, dated April 21, 2005, by and between the Company and Rancho Bernardo Community Bank “the Agreement”, the Company acquired all the assets and assumed the liabilities of Rancho Bernardo Community Bank.  Rancho Bernardo’s results of operations were included in the Company’s results of operations beginning August 19, 2005.

Under the terms of the Agreement, shareholders of Rancho Bernardo Community Bank common stock had the option to receive cash, shares of Company or a combination of the two. The transaction was valued at $36.8 million, or $33.15 per share, including the fair value of options outstanding (the exchange ratio for stock consideration was 0.949 shares of Community common stock for each Rancho Bernardo share). The total consideration was paid in 638,921 shares of Company stock and $13.3 million in cash, in accordance with the provisions of the Agreement.   Rancho Bernardo Community Bank operated one banking office in the north San Diego community of Rancho Bernardo.  The banking office of Rancho Bernardo is currently being operated by Community National Bank.

The Merger was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations.  Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the Merger date as summarized below (dollars in thousands, except per data share).

Purchase price
Rancho Bernardo Community Bank, N.A. common stock exchanged	673,257
Exchange ratio	0.949

Total shares of the Company’s common stock exchanged	638,921
Fair value per share of the Company’s common stock(1)	$33.15

Total value of the Company’s common stock exchanged		$21,180
Cash paid for Rancho Bernardo Bank, N. A common stock		13,313
Fair value of outstanding stock options and direct acquisition costs		2,345

Total purchase price		$36,838

Allocation of the purchase price
Rancho Bernardo Community Bank, N. A. stockholder’s equity		$10,047
Estimated adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans		(265)
Other assets and deferred income tax		(842)
Deposits		(110)
Other liabilities		170

Estimated adjustment to fair value of net assets acquired		9,000

Estimated gross goodwill and other intangibles resulting from the Merger(2)		$27,838

(1)             The value of the shares of common stock exchanged with Rancho Bernardo Community Bank stockholders was based upon the 20 day average closing price of the Company shares ending on August 12, 2005.

(2)             Includes $2.6 million allocated to core deposit intangibles. (See Footnote 6).

Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the results of operations of the Company had the Merger taken place at January 1, 2005 (dollars in thousands, except per share data).

	For the three months ended September 30, 2005	For the nine months ended September 30, 2005
Net interest income	$11,923	$32,690
Other operating income	2,529	7,996
Provision for loan losses	529	1,458
Other operating expense	8,033	23,408
Income before income tax provision	5,890	15,820
Income tax provision	2,368	6,328
Net income	$3,522	$9,492

Earnings per share:
Basic	$0.60	$1.61
Fully diluted	$0.57	$1.53
Average shares outstanding for basic earnings per share	5,922,835	5,896,783
Average shares outstanding for diluted earnings per share	6,227,959	6,207,278

3.  Share-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payments which requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. SFAS No. 123(R) eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

Prior to January 1, 2006, the Company accounted for stock options using the intrinsic value method under the provisions of APB No. 25 and provided pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method, defined in SFAS No. 123, Accounting for Stock-Based Compensation, had been applied. In applying the intrinsic value method, the Company did not record stock-based compensation cost in net income.  SFAS No. 123(R) requires that such transactions be accounted for using a fair-value based method. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock-based awards under SFAS No. 123(R), which is consistent with that used for pro forma disclosures under SFAS No. 123 prior to adoption of SFAS No. 123(R).

The Company adopted SFAS No. 123(R) using the modified prospective method, as permitted under SFAS No. 123(R), and, accordingly, prior period amounts have not been restated. The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered. The Company recorded $281,000 of stock-based compensation expense during the nine months ended September 30, 2006; of this amount $87,000 was related to awards which fully vested during the period and $194,000 related to the adoption of SFAS 123(R).

The Company has one stock option plan, the 2005 Equity Based Compensation Plan (“2005 Plan”) under which shares are available for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and performance share cash only awards.  The Company’s Board of Directors may grant stock awards to directors, officers and key employees of the Company. Stock option awards are granted with an exercise price equal to the stock’s fair market value at the date of grant.  All stock option awards have a 10-year term and generally vest one-fifth annually over five years following the date of grant, subject to certain restrictions.

Stock Options

SFAS No. 123(R) requires the use of a valuation model to calculate the fair value of stock options. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, forfeiture rates, expected life, and interest rates. The Company uses historical data among other factors to estimate the expected volatility, expected option life, and the expected forfeiture rate. The risk free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The fair value of stock option awards was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions during the three and nine months ended September 30, 2006 and 2005:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Dividend yield	N/A	1.32%	1.51%	1.37%
Expected volatility	N/A	29.07%	22.60%	33.38%
Risk free interest rates	N/A	4.08%	4.57%	4.09%
Expected lives (in years)	N/A	3.3	1.0	3.8

During the nine months ended September 30, 2006, 10,750 options were granted to directors and vest on December 31, 2006.

The following table summarizes stock option activity for the nine months ended September 30, 2006 (dollars in thousands, except shares, price per share and contractual term):

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance - January 1, 2006	640,067	$12.15
Granted	10,750	36.06
Exercised	(254,140)	9.09
Forfeited or expired	(12,900)	19.82
Outstanding at September 30, 2006	383,777	14.59	4.6	$10,091
Exercisable at September 30, 2006	282,485	10.28	3.4	$8,645

There were no options granted during the three months ended September 30, 2006. The weighted-average grant-date fair value of options granted during the three months ended September 30, 2005 was $6.01. The total intrinsic value of options exercised was $4.0 million and $45,000 for the three months ended September 30, 2006 and September 30, 2005, respectively. During the nine months ended September 30, 2006 and 2005, the weighted-average grant-date fair value of options granted was $3.69 and $7.68, respectively. The total intrinsic value of options exercised was $7.5 million and $2.9 million for the nine months ended September 30, 2006 and 2005, respectively.

As of September 30, 2006, there was $569,000 of unrecognized share-based compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 2.4 years. The valuation model utilized in this calculation applies subjective assumptions that could possibly change over time. This includes the expected forfeiture rates and performance targets over time. Thus, the amount of unrecognized share-based compensation mentioned above may not necessarily represent the value that will ultimately be realized by the Company.

Cash received from option exercises for the nine months ended September 30, 2006 and 2005 was approximately $2.3 million and $887,000, respectively. The actual tax benefit realized for the tax deductions from option exercises was approximately $2.3 million and $241,000, respectively, for the nine months ended September 30, 2006 and 2005.

Restricted Stock Awards

Restricted stock awards are restricted shares of the Company’s common stock granted with vesting terms established by the Company’s Compensation Committee.

The fair value of nonvested share-based compensation is determined based on the closing price of the Company’s Common Stock on the date of grant. During the three months ended September 30, 2006, there were no shares of restricted common stock awarded by the Company under the plan. During the three months ended September 30, 2005, there were 11,670 shares of restricted common stock awarded by the Company under the plan at a weighted-average grant date fair value of $32.25.  For the nine months ended September 30, 2006 and 2005 the weighted-average grant date fair value of nonvested shares granted were $35.95 and $32.25, respectively. Additionally, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan at September 30, 2006.

A summary of nonvested shares for the nine months ended September 30, 2006 and changes during the period is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2006	11,670	$32.25
Granted	100	35.95
Vested	(11,770)	32.28
Forfeited	—	—
Nonvested at September 30, 2006	—	$—

The table below shows the amounts recognized in the Consolidated Statements of Income for the three and nine months ended September 30, 2006 for share-based compensation (dollars in thousands, except per share data).

	For the three months ended September 30,2006	For the nine months ended September 30,2006
Total cost of employee share-based compensation included in income, before income tax	$56	$281
Amount of income tax recognized in earnings	(24)	(119)
Amount charged against income	$32	$162
Impact on net income per share: Basic income per share	$(0.01)	$(0.03)
Diluted income per share	$(0.01)	$(0.03)

Prior to January 1, 2006, the Company accounted for share-based employee compensation in accordance with the provision and interpretations of APB No. 25. Had compensation cost for share-based compensation been determined consistent with SFAS No. 123(R), the net income and earnings per share would have been adjusted to the following pro forma amounts (dollars in thousands, except per share data):

	For the three months ended September 30, 2005	For the nine months ended September 30, 2005
Net income, as reported	$3,384	$8,754
Add: Total stock-based employee compensation expense included in reported net income, net of related tax effects
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(119)	(321)
Proforma net income	$3,265	$8,433

Basic income per share, as reported	$0.61	$1.63
Proforma basic income per share	$0.59	$1.57

Diluted income per share, as reported	$0.58	$1.54
Proforma diluted income per share	$0.56	$1.49

4.  Loans and Related Allowance for Loan Losses:

A summary of loans is as follows (dollars in thousands):

	September 30, 2006			December 31, 2005
	Loans Held for Sale	Loans Held for Investment	Total Loans	Loans Held for Sale	Loans Held for Investment	Total Loans
Construction loans	$58,497	$135,143	$193,640	$24,809	$109,500	$134,309
Real estate one- to four-family	—	25,568	25,568	—	16,994	16,994
Real estate commercial	94,626	319,304	413,930	129,240	356,571	485,811
Consumer home equity lines of credit	—	9,720	9,720	—	10,459	10,459
Other consumer	—	9,408	9,408	—	10,620	10,620
Commercial	—	53,566	53,566	—	53,552	53,552
Aircraft	—	24,991	24,991	—	28,617	28,617
Total gross loans	153,123	577,700	730,823	154,049	586,313	740,362
Deferred loan origination costs (fees)	414	(1,322)	(908)	499	(1,671)	(1,172)
Discount on unguaranteed portion of SBA loans retained	(260)	(1,803)	(2,063)	(221)	(1,897)	(2,118)
Allowance for loan losses	—	(9,669)	(9,669)	—	(9,773)	(9,773)
Net loans	$153,277	$564,906	$718,183	$154,327	$572,972	$727,299

The Company’s lending activities are concentrated primarily in the western Riverside and San Diego Counties of Southern California.  Although the Company seeks to avoid undue concentrations of loans to a single industry based upon a single class of collateral; real estate and real estate associated business areas are among the principal industries in the Company’s market area.  As a result, the Company’s loan and collateral portfolios are, to a significant degree, concentrated in those industries.  The Company evaluates each credit on an individual basis and determines collateral requirements accordingly.  When real estate is taken as collateral, advances are generally limited to a certain percentage of the appraised value of the collateral at the time the loan is made, depending on the type of loan, the underlying property and other factors.

5.  Sales and Servicing of SBA 7a Loans:

The Company originates loans to customers under the SBA 7a program that generally provides for SBA guarantees of 50% to 85% of each loan.  The Company sells a portion of the SBA 7a loans originated.  On loans sold, the Company allocates the carrying value of such loans between the portion sold and the portion retained, based upon estimates of their relative fair value at the time of sale.  The difference between the adjusted carrying value and the face amount of the portion retained is amortized to interest income over the life of the related loan using the interest method.

In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, the Company recognizes a servicing asset or liability at the time a loan, or a portion thereof, is sold and the Company retains the servicing, based on the present value of the estimated future cash flows.  The servicing asset is amortized proportionately over the period based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the servicing rights estimated at the time of sale.  Projected net servicing income is determined on the basis of the estimated future balance of the underlying loan portfolio, which decreases over time from scheduled loan amortization and prepayments.  The Company estimates future prepayment rates based on relevant characteristics of the servicing portfolio, such as loan types, original terms to maturity, historical prepayment speeds, current interest rate levels, market forecasts, and other economic conditions.

In subsequent valuations, if the fair value of the servicing asset is less than the amortized carrying value, the asset is considered impaired.  A valuation allowance must be established for the impaired asset by a charge against income for the difference between the amortized carrying value and the fair value.  In estimating fair values at

September 30, 2006 and December 31, 2005, the Company utilized a weighted-average prepayment assumption of 10.09% and 9.14%, respectively, and a discount rate of 11.25% for both periods.

Rights to future servicing income from serviced loans that exceed 100 basis points of contractually specified servicing fees are classified as interest-only strips.  Although collected as servicing income, management determined that any income received above 100 basis points is used solely as an offset to the premium received on the guaranteed portion sold and therefore is essentially a financial instrument created separately that should be treated as an interest-only strip, which if need be, the Bank has the option to sell in the secondary market. At September 30, 2006 and December 31, 2005, the fair value of interest-only strips was estimated using a weighted-average prepayment assumption of 10.09% and 9.14%, respectively, and a discount rate of 11.25% for both periods. The fair value of the portfolio is recalculated on a quarterly basis with any unrealized gains or losses recorded in earnings in the period of change.

6.  Goodwill and Intangibles

Goodwill and intangible assets arise from purchase accounting for business combinations. The gross carrying value and accumulated amortization related to core deposit intangibles at September 30, 2006 and December 31, 2005 are presented below (dollars in thousands):

	September 30, 2006	December 31, 2005
Gross carrying value	$4,846	$4,846
Accumulated amortization	875	429
Net carrying value	$3,971	$4,417

As a result of the Cuyamaca Bank and Rancho Bernardo Community Bank mergers, the Company recorded $2.3 million and $2.6 million, respectively, of core deposit intangibles.  The Cuyamaca and Rancho Bernardo core deposit intangibles amortization period is estimated to be 8.5 years and 7.8 years, respectively.  Amortization expense on core deposit intangibles was $148,000 and $66,000 for the three months ended September 30, 2006 and 2005, respectively, and $445,000 and $199,000 for the nine months ended September 30, 2006 and 2005, respectively.  The Company estimates that the annual amortization expense will be approximately $594,000 for 2006, 2007, 2008, 2009 and 2010.

7.  Affordable Housing Investments

The Company invests in limited partnerships formed to develop and operate affordable housing units for lower income tenants throughout the state of California for which it receives affordable housing tax credits.  The Company is the sole limited partner of one of its affordable housing investments, Midland, and owns 99.99% of the outstanding equity of the limited partnership.  The primary asset of Midland consists of a 25% interest in a separate limited liability partnership which owns 100% of an affordable housing complex in Escondido, CA. Due to its majority interest in Midland, the Company is deemed to be the primary beneficiary of this variable interest entity and the Company consolidated the assets and liabilities of Midland effective June 30, 2006 under the guidance of FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51. Prior to June 30, 2006, the Company, after making an exhaustive effort to obtain the information required to perform the accounting required to consolidate the entity, was unable to obtain the information. Therefore, the Company did not consolidate the entity and continued to hold the limited partnership at its amortized cost. During the nine months ended September 30, 2006, the Company discontinued its amortization of the investment and consolidated the limited partnership investment which resulted in a $89,000 gain. The Company may recognize the actual losses of the partnership up to its total equity investment of $1.6 million.

The following table presents the assets, which are restricted from use by the Company, and other balances related to the consolidation of the limited partnership (dollars in thousands):

Assets:
Cash	$323
Investments	1,282
Other assets	21
Total assets:	1,626
Total liabilities:	7
Net assets	$1,619

The Company has other affordable housing partnerships for which it is not considered the primary beneficiary and therefore does not consolidate such investments. The Company has invested in these limited partnerships formed to develop and operate affordable housing units for lower income tenants throughout the state of California. The costs associated with these unconsolidated investments are being amortized on an equity method over the original life of the partnerships ranging from 10.1 to 13.2 years.  If the partnerships cease to qualify during the compliance period, the credits may be denied for any period in which the projects are not in compliance and a portion of the credits previously taken is subject to recapture with interest.  The remaining federal tax credits to be utilized over a multiple-year period are $4.6 million as of September 30, 2006.  The Company’s usage of tax credits approximated $395,000 and $269,000 during the nine months ended September 30, 2006 and 2005, respectively. The Company had a commitment to fund an additional $1.3 million to these partnerships as of September 30, 2006.  The Company has no obligation to absorb any additional losses of these partnerships beyond its equity investment.

8.  Income Taxes:

The components of the Company’s income tax provision for the three and nine months ended September 30, 2006 and 2005, respectively, are as follows (dollars in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Current:
Federal	$1,604	$1,856	$4,781	$5,067
State	541	634	1,808	1,753
	2,145	2,490	6,589	6,820
Deferred:	357	(528)	429	(792)
Federal	197	316	112	(208)
State	554	(212)	541	(1,000)
	$2,699	$2,278	$7,130	$5,820

A reconciliation of the expected statutory income tax provision and the actual income tax provision is shown below for the three and nine months ended September 30, 2006 and 2005, respectively (dollars in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Computed “expected” federal income taxes	$2,356	$2,072	$6,164	$5,101
State income taxes, net of federal income tax benefit	474	400	1,241	1,027
Affordable housing investment tax credits	(128)	(90)	(395)	(269)
Other, net	(3)	(104)	120	(39)
	$2,699	$2,278	$7,130	$5,820

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of September 30, 2006 and December 31, 2005 are as follows (dollars in thousands):

	September 30, 2006	December 31, 2005

Deferred tax assets:
Loan loss allowance	$3,995	$3,803
Unrealized gains on loans held for sale	1,778	1,801
State income taxes	633	869
Accrued compensation expenses	414	699
Unrealized loss on available-for-sale securities	256	280
Fair value adjustments on acquired assets and liabilities	240	279
Deferred rent	181	154
Deferred loan costs	171	266
Non-accrual interest recognized as income for taxes but not for books	118	124
Restricted stock	—	123
Depreciable assets - state	27	27
Other accrued expenses	21	15
	7,834	8,440
Deferred tax liabilities:

Fair value adjustments of core deposits intangible	(1,669)	(1,857)
Depreciable assets - federal	(325)	(263)
Other liabilities	(237)	(153)
	(2,231)	(2,273)
Deferred tax asset, net	$5,603	$6,167

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that the Company will more likely than not, realize the benefits of these deductible differences.

At September 30, 2006 and December 31, 2005 income taxes receivable totaled $1.4 million and $563,000, respectively.

9.  Commitments and Contingencies:

The Company is party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Additionally, these instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At September 30, 2006 and December 31, 2005, commitments to extend credit were outstanding and amounted to $4.5 million and $12.1 million, respectively.

The Company has undisbursed portions of construction loans totaling $102.1 million and $104.0 million as of September 30, 2006 and December 31, 2005, respectively.  These commitments are agreements to lend to a customer, subject to meeting certain construction progress requirements.  The underlying construction loans have fixed expiration dates.

The Company has undisbursed revolving and non-revolving lines of credit which are agreements to lend to a customer up to a predetermined credit limit as needed by the customer.  The underlying loans have fixed expiration dates.    These lines of credit totaled $104.5 million and $105.8 million as of September 30, 2006 and December 31, 2005, respectively.

Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most guarantees carry a one year term or less. Standby letters of credit and financial guarantees amounting to $2.5 million and $3.8 million were outstanding at September 30, 2006 and December 31, 2005, respectively.

The Company generally requires collateral or other security to support financial instruments with credit risk. Management does not anticipate any material loss will result from the outstanding commitments to extend credit, standby letters of credit and financial guarantees.

On December 16, 2002, the Company entered into an interest rate swap agreement with a third party.  The terms of the agreement include, among other things, a collateral requirement which would offset any credit risk between the Company and the third party. The swap agreement aggregates a $10.0 million notional principal amount and requires the Company to make fixed interest payments based on an effective rate of 11.0% and a variable rate, based upon six-month LIBOR plus spread to reduce the duration of the trust preferred security from over twenty years to six months. During June 2006, the Company determined it had incorrectly applied the short cut method of hedge accounting.  Consequently, the Company reversed the $675,000 of the mark to market adjustment on the debt as of April 1, 2006 into income.  The Company recognized an additional loss of $233,000 due to a decline in the value of the swap for a total realized loss of $908,000 which is reported in other income in the accompanying consolidated income statements. Due to the high interest rate environment, the Company believed the swap to no longer be beneficial to the net interest margin of the Company and terminated its variable interest rate swap agreement with this third party.

Because of the nature of its activities, the Company is from time to time subject to pending and threatened legal actions which arise out of the normal course of its business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  These indemnities include certain agreements with the Company’s officers and directors under which the Company may be required to indemnify such persons for liabilities arising out of their relationships.  The duration of these indemnities and guarantees vary, and in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

In connection with the $36.3 million in outstanding long-term debt primarily reflecting the issuance of trust preferred securities, the Company issued the full and unconditional payment guarantee of certain accrued distributions.

10.  Earnings per share

The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the net earnings for the Company (dollars in thousands, except share data):

	For the three months ended September 30,
	2006			2005
	Net Income (numerator)	Shares (denominator)	Per Share Amounts	Net Income (numerator)	Shares (denominator)	Per Share Amounts
Basic EPS
Net income available to common shareholders	$4,032	6,155	$0.66	$3,384	5,576	$0.61
Effect of dilutive stock options	—	198	(0.03)	—	305	(0.03)
Diluted EPS	$4,032	6,353	$0.63	$3,384	5,881	$0.58

	For the nine months ended September 30
	2006			2005
	Net Income (numerator)	Shares (denominator)	Per Share Amounts	Net Income (numerator)	Shares (denominator)	Per Share Amounts
Basic EPS
Net income available to common shareholders	$10,483	6,058	$1.73	$8,754	5,359	$1.63
Effect of dilutive stock options	—	251	(0.07)	—	310	(0.09)
Diluted EPS	$10,483	6,309	$1.66	$8,754	5,669	$1.54

11.  Segment Information

The Company segregates its operations into two primary segments: Banking Division and Small Business Administration (“SBA 7a”) Division. Operating results of each segment is determined based on an internal management system that allocates certain expenses to each division. The following table is prepared in accordance with the requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, for the three and nine months ended September 30, 2006 and 2005, respectively (dollars in thousands):

	For the three months ended September 30,
	2006			2005
	Banking Division	SBA 7a Division	Total	Banking Division	SBA 7a Division	Total
Interest income	$15,779	$2,453	$18,232	$12,623	$2,240	$14,863
Interest expense	3,602	1,837	5,439	2,510	1,292	3,802
Net interest income	12,177	616	12,793	10,113	948	11,061
Provision (recovery) for loan losses	(59)	59	—	433	(3)	430
Net interest income after provision for loan losses	12,236	557	12,793	9,680	951	10,631
Other operating income	1,084	789	1,873	1,193	1,274	2,467
Other operating expenses	7,294	641	7,935	6,774	662	7,436
Income before income tax provision	6,026	705	6,731	4,099	1,563	5,662
Income tax provision	2,395	304	2,699	1,625	653	2,278
Net income	$3,631	$401	$4,032	$2,474	$910	$3,384
Assets employed at period end	$794,684	$85,412	$880,096	$791,075	$91,220	$882,295

	For the nine months ended September 30,
	2006			2005
	Banking Division	SBA 7a Division	Total	Banking Division	SBA 7a Division	Total
Interest income	$45,682	$7,074	$52,756	$31,644	$5,982	$37,626
Interest expense	10,003	5,115	15,118	4,926	3,738	8,664
Net interest income	35,679	1,959	37,638	26,718	2,244	28,962
Provision (recovery) for loan losses	(26)	26	—	1,351	(190)	1,161
Net interest income after provision for loan losses	35,705	1,933	37,638	25,367	2,434	27,801
Other operating income	2,265	3,350	5,615	2,575	5,196	7,771
Other operating expenses	23,431	2,209	25,640	17,708	3,290	20,998
Income before income tax provision	14,539	3,074	17,613	10,234	4,340	14,574
Income tax provision	5,827	1,303	7,130	4,006	1,814	5,820
Net income	$8,712	$1,771	$10,483	$6,228	$2,526	$8,754
Assets employed at period end	$794,684	$85,412	$880,096	$791,075	$91,220	$882,295

12.  Recent Accounting Developments:

In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.  SFAS No. 158 requires an employer to recognize all transactions and events affecting the funding status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the change occurs through comprehensive income. The statement improves financial reporting requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 is effective for financial statements issued for fiscal years beginning after December 15, 2006 with early adoption permitted. The Company has not yet determined the impact, if any, that the implementation of SFAS No. 158 will have on our results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006 with early application encouraged.   We expect that the adoption of this SAB will not have a significant effect on our financial condition or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement process for recording uncertain tax provisions in the financial statements or expected to be taken in the Company’s tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is currently evaluating the effect of the adoption of FIN 48 on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets which amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 156 relates to the accounting for separately recognized servicing assets and servicing liabilities. This statement establishes standards for recognizing a servicing asset or servicing liability when an entity undertakes an obligation to service a financial asset by entering into a servicing contract.  A servicing contract may result from the transfer of the servicer’s financial assets that meet the requirement for sale accounting, a qualifying special purpose entity or in an acquisition or assumption of an obligation to service a financial asset that does not relate to the financial assets of the servicer or its consolidated affiliates. This statement is effective beginning January 1, 2007 with earlier adoption permitted. The Company is currently evaluating the effect of SFAS No. 156 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155, amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.

SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140 including which interest-only strips are not subject to the requirements of SFAS No. 133. This statement is effective for all financial instruments acquired or issued after January 1, 2007 with earlier adoption permitted. The Company is currently evaluating the effect of SFAS No. 155 on its consolidated financial statements.

In December 2005, the FASB issued Statement of Position (SOP) No. 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk.  The FASB staff position is intended to emphasize the requirement to assess the adequacy of disclosures for all lending products and the effect of changes in market or economic conditions on the adequacy of those disclosures.  We expect that the adoption of this SOP will not have a significant effect on our financial condition or results of operations.

In November 2005, FASB issued FASB Staff Position (FSP) 115-1/124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made.  The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Companies are required to apply the guidance in this FSP to reporting periods beginning after December 15, 2005.  Adoption of this FSP on January 1, 2006 did not have a significant effect on our financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements.  This statement changes the requirements for the accounting for and reporting of a change in accounting principle.  This statement applies to all voluntary changes in accounting principle and applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in the income statement.  This statement is effective for accounting changes made in fiscal years beginning after December 15, 2005.  Adoption of this SFAS on January 1, 2006 did not have a significant effect on our financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation, which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which any entity obtains employee services in share-based payment transactions.  This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period).  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.  This statement is effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.  The Company adopted SFAS No. 123(R) as of January 1, 2006 using a modified prospective approach. The adoption of SFAS No. 123(R) resulted in a $194,000 decrease in pre-tax net income for the nine month period ended September 30, 2006.